EXHIBIT 10.1

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 1, 2007, by and between RENTRAK CORPORATION, an Oregon corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 15, 2002, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.   Section 1.1 (a) is hereby amended by deleting “December 1, 2007” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “December 1, 2008,” with such changes to be effective upon the execution and delivery to Bank of a promissory note dated as of December 1, 2007 (which promissory note shall replace and be deemed the Revolving Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.   Section 1.3 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.3. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

3.   Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.   Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower futher certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
RENTRAK CORPORATION		NATIONAL ASSOCIATION

By:	/s/Mark Thoenes	By:	/s/Victoria Vohs
Mark Thoenes, Chief Financial Officer		Victoria Vohs, Vice President